Exhibit 10.1

AMENDMENT AND EXTENSION AGREEMENT
This Amendment and Extension to the Credit Agreement (this “Agreement”), dated as of 28 January 2022, among PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”), the financial institutions and other institutional lenders from time to time parties to the Credit Agreement referred to below that have agreed to extend their commitments (the “Extending Lenders”), Standard Chartered Bank, as a new lender (the “New Lender” and together with the Extending Lenders, the “Lenders”) and CITIBANK EUROPE PLC, UK BRANCH (legal successor to Citibank International Limited), as Administrative Agent.
WHEREAS, PMI, the Extending Lenders and the Administrative Agent are parties to that certain Credit Agreement relating to the Revolving Credit Facility, dated as of 12 February 2013 (as amended or modified from time to time, the “Credit Agreement”);
WHEREAS, PMI, the Extending Lenders and the Administrative Agent desire to extend the term of the Credit Agreement and to amend certain provisions under the Credit Agreement; and
WHEREAS, Standard Chartered Bank, which is not an existing lender, has agreed to become a lender under the Credit Agreement, as amended and extended hereby, and provide a Commitment as set forth in Schedule 4 Commitments attached hereto on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given them in the Credit Agreement.
2.Extension. Each of the undersigned Extending Lenders hereby agrees to extend, effective 1 February 2022, its Commitment as set forth in Schedule 4 Commitments attached hereto and extend the Maturity Date under the Credit Agreement, for a 364-day period to 31 January 2023 pursuant to Section 2.19 of the Credit Agreement.
3.Amendment to Credit Agreement.
(a)The Credit Agreement is hereby amended by inserting the language indicated in double underlined text (indicated textually in the same manner as the following example: double-underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Exhibit A hereto.
(b)Schedule 4 Commitments is hereby deleted in its entirety and is replaced with Schedule 4 Commitments attached hereto.
Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

4.Joinder to Credit Agreement.
(a) Standard Chartered Bank hereby agrees to become a party to the Credit Agreement as amended and extended hereby and provide a Commitment as set forth in Schedule 4 Commitments attached hereto on the terms and conditions set forth herein.
(b)Standard Chartered Bank (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, and (B) (x) the source of any funds it is using to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (y) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.
(c)Pursuant to the terms hereof, Standard Chartered Bank shall (i) be a party to the Credit Agreement, (ii) be a Lender for all purposes of the Credit Agreement, (iii) perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender under the Credit Agreement; and (iv) have the rights and obligations of a Lender under the Credit Agreement.
(d)The applicable address, facsimile number and electronic mail address of Standard Chartered Bank for purposes of Section 9.2 of the Credit Agreement are as set forth in Standard Chartered Bank’s administrative questionnaire delivered by Standard Chartered Bank to the Administrative Agent on or before the date hereof or to such other address, facsimile number and electronic mail address as shall be designated by Standard Chartered Bank in a notice to the Administrative Agent.
5.Concerning Commitments. Each Person whose name appears on Schedule 4 Commitments attached hereto acknowledges and agrees that, on and as of the effective date of this Agreement, such Person shall be a Lender under the Credit Agreement as amended hereby (including as to the extension of the Maturity Date provided for hereunder) and shall have a Commitment as set forth next to the name of such Person on Schedule 4 Commitments attached hereto. Each party hereto acknowledges and agrees that, on and as of the effective date of this Agreement, Schedule 4 Commitments attached hereto sets forth all the Commitments of all the Lenders.
6.Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and other related documents are and shall remain in full force and effect and are

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hereby ratified and confirmed. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or other related documents or for any purpose except as expressly set forth herein.
7.Effective Date. This Agreement shall become effective on 1 February 2022.
8.Condition Precedent. On or prior to the date hereof, the Administrative Agent shall have received this Agreement, duly executed and delivered by PMI and the Lenders.
9.Representations and Warranties. PMI represents and warrants to the Administrative Agent and to each of the Lenders that the statements in subsection (a), (b), (c), (d) and (f) (but only clause (i) thereof) of Section 4.1 of the Credit Agreement are true and correct on and as of the date hereof.
10.Headings. Section headings included herein are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of PMI, the Administrative Agent and each Lender, and each of their respective successors and assigns.
12.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
13.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement in .PDF format or by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature pages omitted]

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EXHIBIT A
MARKED VERSION REFLECTING CHANGES PURSUANT TO
THE AMENDMENT AND EXTENSION AGREEMENT AGAINST
COMPOSITE COPY REFLECTING AMENDMENT No. 1 TO THE CREDIT AGREEMENT DATED AS OF 20 JULY 2015,
AMENDMENT No. 2 TO THE CREDIT AGREEMENT DATED AS OF 27 JANUARY 2016,
EXTENSION AGREEMENT EFFECTIVE AS OF 5 FEBRUARY 2019,
AMENDMENT AND EXTENSION AGREEMENT EFFECTIVE 4 FEBRUARY 2020 AND
AMENDMENT AND EXTENSION AGREEMENT DATED AS OF 29 JANUARY 2021,
ADDED TEXT SHOWN UNDERSCORED DELETED TEXT SHOWN S~~TRIKETHROUGH~~

This Composite Copy has been prepared solely for convenience of reference and is not a legal document. Reference should be made to the Credit Agreement as originally executed, Amendment No. 1 to the Credit Agreement dated as of 20 July 2015, Amendment No. 2 to the Credit Agreement dated as of 27 January 2016, Extension Agreement effective 5 February 2019, Amendment and Extension Agreement effective 4 February 2020 and Amendment and Extension Agreement dated as of 29 January 2021.

CREDIT AGREEMENT

relating to a

US$2,000,000,000 REVOLVING CREDIT FACILITY
Dated as of 12 February 2013
among

PHILIP MORRIS INTERNATIONAL INC.

and
THE INITIAL LENDERS NAMED HEREIN

and
CITIBANK EUROPE PLC, UK BRANCH
as Administrative Agent

______________

BARCLAYS BANK PLC
BNP PARIBAS
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS INTERNATIONAL
HSBC BANK PLC
J.P. MORGAN LIMITED
SOCIÉTÉ GÉNÉRALE
as Mandated Lead Arrangers and Bookrunners

RBS SECURITIES INC.

as Mandated Lead Arranger, Bookrunner and Coordinator

HUNTON ANDREWS KURTH LLP
New York

Page
1	DEFINITIONS AND ACCOUNTING TERMS	1
1.1.	Certain Defined Terms	1
1.2.	Computation of Time Periods	~~19~~17
1.3.	Accounting Terms	~~19~~17
2	AMOUNTS AND TERMS OF THE ADVANCES	~~19~~17
2.1.	The Advances	~~19~~17
2.2.	Type of Advances	~~19~~17
2.3.	Making the Advances	~~19~~18
2.4.	Repayment of Advances; Term-Out Option	~~21~~19
2.5.	Interest on Advances	~~21~~19
2.6.	Absence of Interest Period for Advances	~~22~~20
2.7.	Interest Rate Determination for Advances	~~22~~20
2.8.	Fees	~~25~~23
2.9.	Optional Termination or Reduction of the Commitments	~~26~~24
2.10.	Prepayments of Advances	~~26~~24
2.11.	Increased Costs	~~26~~25
2.12.	Illegality	~~28~~26
2.13.	Payments and Computations	~~28~~27
2.14.	Taxes	~~29~~28
2.15.	Sharing of Payments, Etc	~~35~~33
2.16.	Evidence of Debt	~~35~~34
2.17.	Defaulting Lenders	~~36~~35
2.18.	Use of Proceeds	~~37~~35
2.19.	Extension Option	~~37~~36
3	CONDITIONS TO EFFECTIVENESS AND LENDING	~~39~~37
3.1.	Conditions Precedent to Effectiveness	~~39~~37
3.2.	Initial Advance to Each Designated Subsidiary	~~40~~38

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(continued)

3.3.	Conditions Precedent to Each Borrowing	~~41~~39
4	REPRESENTATIONS AND WARRANTIES	~~42~~40
4.1.	Representations and Warranties of PMI	~~42~~40
5	COVENANTS OF PMI	~~43~~42
5.1.	Affirmative Covenants	~~43~~42
5.2.	Negative Covenants	~~44~~43
6	EVENTS OF DEFAULT	~~46~~44
6.1.	Events of Default	~~46~~44
6.2.	Lenders’ Rights upon Event of Default	~~48~~46
7	THE ADMINISTRATIVE AGENT	~~48~~47
7.1.	Authorization and Action	~~48~~47
7.2.	Administrative Agent’s Reliance, Etc	~~49~~47
7.3.	Citibank UK and Affiliates.	~~49~~48
7.4.	Lender Credit Decision	~~50~~48
7.5.	Indemnification	~~50~~51
7.6.	Successor Agents	~~50~~52
7.7.	Mandated Lead Arrangers and Bookrunners	~~51~~53
8	GUARANTY	~~51~~53
8.1.	Guaranty	~~51~~53
8.2.	Guaranty Absolute	~~52~~53
8.3.	Waivers	~~52~~54
8.4.	Continuing Guaranty	~~53~~54
9	MISCELLANEOUS	~~53~~54
9.1.	Amendments, Etc	~~53~~54
9.2.	Notices, Etc	~~53~~55

ii

(continued)

9.3.	No Waiver; Remedies	~~55~~56
9.4.	Costs and Expenses	~~55~~56
9.5.	Right of Set-Off	~~56~~57
9.6.	Binding Effect	~~57~~58
9.7.	Assignments and Participations	~~57~~58
9.8.	Designated Subsidiaries	~~60~~61
9.9.	Governing Law	~~61~~62
9.10.	Execution in Counterparts	~~61~~62
9.11.	Jurisdiction, Etc	~~61~~62
9.12.	Confidentiality	~~62~~63
9.13.	Integration	~~63~~64
9.14.	USA Patriot Act Notice, Etc	~~63~~64
9.15.	Judgment	~~63~~64
9.16.	Acknowledgement and Consent to Bail-In of Certain Financial Institutions.	~~63~~65

SCHEDULE

Schedule 1	-	List of Applicable Lending Offices
Schedule 2	-	Certain Subsidiary Information
Schedule 3	-	Intentionally Omitted
Schedule 4	-	Commitments

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Designation Agreement
Exhibit E-1	-	Form of Opinion of Counsel for PMI
Exhibit E-2	-	Form of Opinion of Counsel for PMI
Exhibit F	-	Form of Opinion of Counsel for Designated Subsidiary
Exhibit G	-	Form of Opinion of Counsel for Administrative Agent
Exhibit H	-	Form of Confidentiality Agreement
Exhibit I	-	Form of Extension Agreement

iii

THIS AGREEMENT was made on 12 February 2013
AMONG
(1)PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”);
(2)THE FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS (the “Initial Lenders”) listed on the signature pages hereof; and
(3)CITIBANK EUROPE PLC, UK BRANCH (“Citibank UK”), as administrative agent (the “Administrative Agent”).
IT IS AGREED as follows:
1.DEFINITIONS AND ACCOUNTING TERMS
1.1.Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” means Citibank Europe PLC, UK Branch and its successors and assigns, as the administrative agent for the Lenders under this Agreement.
“Administrative Agent’s Account” means (a) for transactions in Euro, an account of Citibank UK, as is designated in writing from time to time by Citibank UK, to PMI and the Lenders for such purpose, (b) for transactions in Dollars, the account of Citibank Europe PLC, UK Branch (CITTGB2LELA)(Account No. 10963054, Attn: European Loans Agency, Ref: Philip Morris International Inc.) maintained by Citibank NA (CITIUS33) in New York, New York or (c) such other account of Citibank UK, as is designated in writing from time to time by Citibank UK to PMI and the Lenders for such purpose.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a EURIBOR Advance or a ~~LIBOR~~Term SOFR Advance (each of which shall be a “Type” of Advance).
“Adjusted Term SOFR” means, for purposes of any calculation, (a) the rate per annum equal to Term SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to PMI, any Borrower or any of their respective affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Interest Rate Margin” means, for any Interest Period, a percentage per annum equal to 0.15%; provided that, upon election of the Term-Out Option, the

“Applicable Interest Rate Margin” shall mean, for any Interest Period, a percentage per annum equal to 0.35%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s lending office set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to PMI and the Administrative Agent.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.
“Available Tenor” means, as of any date of determination and with respect to the ~~then- current~~then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark ~~or~~that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, ~~that is or may be used for determining the length of an Interest Period~~ pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.7.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 BRRD, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time.
“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~  and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or (d) of Section 2.7. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in

Euro or in the case of any Benchmark other than Term SOFR, “Benchmark Replacement” shall mean the alternative set forth in (~~c~~b) below:

~~(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;~~
(a)~~(b) the sum of: (i)~~ Daily Simple SOFR ~~and (ii) the related Benchmark Replacement Adjustment~~; or

(~~c~~b) the sum of: (~~a~~x) the alternate benchmark rate that has been selected by the Administrative Agent and PMI as the replacement for the then-current Benchmark ~~for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the ~~then- current~~then-current Benchmark for syndicated credit facilities denominated in Dollars or in Euro at such time and (~~b~~y) the related Benchmark Replacement Adjustment~~;~~.
~~provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided, further, that, solely with respect to an Advance denominated in Dollars, notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement as determined pursuant to clause (a)~~,~~ or (b~~) or (c~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~
~~(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(b) for purposes of clause (c) of the definition of~~ “Benchmark Replacement~~,”~~ Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and PMI ~~for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars or Euro at such time~~;~~.
~~provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~
~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with PMI,~~

~~decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with PMI, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
~~(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;~~
~~(c) in the case of a Term SOFR Transition Event, the date that is thirty days after the date a Term SOFR Notice is provided to the Lenders and PMI pursuant to Section 2.7(c)(ii); or~~
~~(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early~~

 ~~Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board ~~of Governors of the Federal Reserve System~~, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by ~~the regulatory supervisor for~~or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer ~~representative~~, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.7 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.7.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers” means, collectively, PMI and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.8.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.2(a).
“Business Day” means a day on which banks are open for business in London and the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating and on which banks are not required or authorized by law to close in New York City.
“Citibank UK” means Citibank Europe PLC, UK Branch.
“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 4 hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.9.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Term SOFR,” “Benchmark Replacement,” the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with PMI, decides may be appropriate to reflect the adoption and implementation of Term SOFR or the Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with PMI, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with PMI, decides is reasonably necessary in connection with the administration of this Agreement).

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of PMI and its Subsidiaries, less goodwill and other intangible assets and the noncontrolling interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.
~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.~~
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, in consultation with PMI, may establish another convention in its reasonable discretion.
“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in either case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to PMI or any of its Subsidiaries, (B) intercompany debt of PMI or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent PMI or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.

“Default” means any event specified in Section 6.1 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Advances within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrowers, the Administrative Agent or any Lender in writing, or otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become insolvent or has a parent company that has become insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.
“Designated Subsidiary” means any wholly-owned Subsidiary of PMI designated for borrowing privileges under this Agreement pursuant to Section 9.8.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and PMI.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
~~“Early Opt-in Election” means:~~
~~(a) in the case of Advances denominated in Dollars, the occurrence of:~~
~~(i) a notification by the Administrative Agent to (or the request by PMI to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in Dollars at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(ii) the joint election by the Administrative Agent and PMI to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~
~~(b) in the case of Advances denominated in Euro, the occurrence of:~~
~~(i) (x) a determination by the Administrative Agent or (y) a notification by the Required Lenders to the Administrative Agent (with a copy to PMI) that the Required Lenders have determined that syndicated credit facilities denominated in Euro being executed at such time, or that include language similar to that contained in Section 2.7 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace EURIBOR, and~~
~~(ii)    (x) the election by the Administrative Agent or (y) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to PMI and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.~~
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or such other jurisdiction required by the Bail-In Legislation which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.1.
“Eligible Assignee” means (a) a Lender or any affiliate of a Lender that is a Qualifying Bank or (b) any bank or other financial institution, or any other Person, which has been approved in writing by PMI as an Eligible Assignee for purposes of this Agreement; provided that (i) PMI’s approval shall not be required at any time an Event of Default has occurred and is continuing and (ii) PMI may withhold its approval if PMI reasonably believes that an assignment to such Eligible Assignee pursuant to Section 9.7 would result in the incurrence of increased costs payable by any Borrower pursuant to Section 2.11 or 2.14; and provided, further that PMI shall not provide its approval of any proposed Eligible Assignee that has a credit rating below BBB- by Standard & Poor’s or Baa3 by Moody’s.
“Equivalent” (i) in Dollars of Euro on any date, means the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Dollars for Euro in London as of 11:00 A.M. (London time) on such date and (ii) in Euro of Dollars on any date, means the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Euro for Dollars in London as of 11:00 A.M. (London time) on such date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e)

of ERISA; (e) the withdrawal by any Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, or a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA); or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” means an interest rate per annum equal to either:
(a)the applicable Screen Rate as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or
(b)if the applicable Screen Rate shall not be available for the applicable Interest Period, but shall be available for Interest Periods of a longer and shorter duration, then EURIBOR shall be the Interpolated Rate; provided that, if EURIBOR is below zero, then EURIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.7.
“EURIBOR Advance” means an Advance denominated in Euro that bears interest as provided in Section 2.5(a).
“Euro” and the “€” sign each mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 6.1.
“Extended Maturity Date” has the meaning specified in Section 2.19(a).
“Extension Agreement” has the meaning specified in Section 2.19(a).
“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
“FATCA” means (i) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and, in each case, any regulations promulgated thereunder or official interpretations thereof, and (ii) any intergovernmental agreement entered into by two or more governmental authorities with respect to the implementation of Sections 1471 through 1474 of the Internal Revenue Code, or any amended or successor version that is substantively comparable and, in each case, any legislation, regulations or official interpretations thereof.

“FATCA Application Date” means:
(a)in relation to a “withholdable payment” described in Section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;
(b)in relation to a “withholdable payment” described in Section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or
(c)in relation to a “passthru payment” described in Section 1471(d)(7) of the Internal Revenue Code not falling within clause (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under this Agreement required by FATCA.
“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.
“Federal Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended from time to time.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Reuters Page FEDFUNDS1 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Citibank UK from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Party” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBOR~~Term SOFR or EURIBOR, as applicable.
“Guaranty” has the meaning specified in Section 8.1.
“Home Jurisdiction Withholding Taxes” means (a) in the case of PMI, withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes and (b) in the case of a Designated Subsidiary, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.
“Initial Lenders” has the meaning specified in the preamble.
“Interest Period” means for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of such Interest Period for (i) a Term SOFR Advance shall be one, three or six months, or (ii) an EURIBOR Advance shall be one, two, three or six months, ~~or, if available to all Lenders, nine months,~~ as such Borrower may select upon notice received by the Administrative Agent not later than 10:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(a)such Borrower may not select any Interest Period that ends after the Termination Date;
(b)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(c)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Rate” means at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as ~~(x) the Screen Rate available for deposits in Dollars or (y)~~  the Screen Rate available for deposits in Euro~~, as applicable~~) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable rate ~~under (x) or (y) above~~ (for the longest period for which the ~~applicable~~ rate ~~under (x) or (y) above~~ is available for ~~the applicable currency~~Euro) that is shorter than the relevant Interest Period and (b) the ~~applicable~~ rate ~~under (x) or (y) above~~ for the shortest period (for which the ~~applicable~~ rate ~~under (x) or (y) above~~ is available for ~~the applicable currency)~~Euro) that exceeds the relevant Interest Period, in each case, as of such time.
~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~
“Lenders” means the Initial Lenders and their respective successors, which are Qualifying Banks or which have been approved in writing by PMI, and permitted assignees.
~~“LIBOR” means an interest rate per annum equal to either:~~
~~(a) the applicable Screen Rate as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or~~
~~(b) if the applicable Screen Rate shall not be available for the applicable Interest Period but shall be available for Interest Periods of a longer and shorter duration, then LIBOR shall be the Interpolated Rate; provided that, if LIBOR shall be below zero, then LIBOR will be deemed to be zero subject, however, to the provisions of Section 2.7.~~
 ~~“LIBOR Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.5(b).~~
“Lien” has the meaning specified in Section ~~5.2(a)~~5.2(a).
“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by PMI, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or the United Kingdom, Switzerland or Japan or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Mandated Lead Arrangers and Bookrunners” means RBS Securities Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs International, HSBC Bank plc, J.P. Morgan Limited, and Société Générale.
“Margin Stock” means margin stock, as such term is defined in Regulation U.
“Maturity Date” means 7 February 2017.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16(a) in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.
“Notice of Borrowing” has the meaning specified in Section 2.3(a).
“Obligations” has the meaning specified in Section 8.1.
“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of PMI and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.
“Other Taxes” has the meaning specified in Section 2.14(c).
“Participating Member State” means any member state of the European Communities that has the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified in Section 9.14.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PMI” has the meaning specified in the preamble.
“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of organization and which has as its principal purpose the active conduct of banking business and conducts such banking business through its own personnel (which have decision making authority) and on its own premises.
~~“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (ii) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~
“Register” has the meaning specified in Section 9.7(d).
“Regulation A” means Regulation A of the Board, as in effect from time to time.
“Regulation U” means Regulation U of the Board, as in effect from time to time.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Board ~~of Governors of the Federal Reserve System~~ or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board ~~of Governors of the Federal Reserve System~~ or the Federal Reserve Bank of New York, or any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in Euro, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement, or (2) the administrator of such Benchmark Replacement, or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors, or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (~~i~~a) with respect to any Borrowing denominated in Dollars, ~~LIBOR~~Term SOFR Reference Rate, or (~~ii~~b) with respect to any Borrowing denominated in Euro, EURIBOR.

“Required Lenders” means at any time Lenders holding at least 50.1% of the aggregate Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority or any other body which has authority to exercise any Write-Down and Conversion Powers.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State.
“Screen Rate” means ~~(a) in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thompson Reuters screen (or any replacement Thompson Reuters screen which displays that rate), and (b)~~ in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thompson Reuters screen (or any replacement Thompson Reuters page which displays that rate), or, ~~in each case (a) and (b),~~ on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with PMI.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.~~.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” has the meaning specified in Section 2.14(a).
“Termination Date” means the earlier of (a) the later of (i) the Maturity Date, (ii) the Extended Maturity Date and (iii) the Term Loan Maturity Date, and (b) in each case, the date of termination in whole of Commitments pursuant to Section 2.9 or 6.2.
“Term Loan Maturity Date” has the meaning specified in Section 2.4(b).
~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~
“Term SOFR” means for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and rounded to four decimal places; provided, however, that if as of 5:00 P.M. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day in each case.
“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and PMI of the occurrence of a Term SOFR Transition Event.~~Adjustment” means with respect to any Term SOFR, (i) 0.10% (10 basis points) for an Interest Period of one-month’s duration, (ii) 0.15% (15 basis points) for an Interest Period of three-month’s duration and (iii) 0.25% (25 basis points) for an Interest Period of six-month’s duration.

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a)    Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.7 that is not Term SOFR.~~
“Term SOFR Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.5(b).
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term-Out Option” has the meaning specified in Section 2.4(b).
“UK Bail-In Legislation” means ~~(to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD)~~ Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b)    any other tax of a substantially similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above or imposed elsewhere in a jurisdiction where a Borrower is established.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In

Legislation Schedule, and (b) in relation to any UK Bail-In Legislation: (i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers, and (ii) any similar or analogous powers under that UK Bail-In Legislation.

1.2.Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
1.3.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of PMI as of and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.
2.AMOUNTS AND TERMS OF THE ADVANCES
2.1The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time such Lender’s Commitment; provided that the Lenders’ obligation to make Advances shall terminate upon the effectiveness of the Term-Out Option.
2.2(a)    Type of Advances. Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to Section 2.1 and this Section 2.2, any Borrower may borrow under this Section 2.2, prepay pursuant to Section 2.10 or repay pursuant to Section 2.4 and reborrow under this Section 2.2.
(b)Amount of Borrowings. Each Borrowing consisting of EURIBOR Advances shall be in an aggregate amount of no less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof. Each Borrowing consisting of ~~LIBOR~~Term SOFR Advances shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.3Making the Advances. (a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than 10:00 A.M. (London time) (x) on the third Business Day prior to the date of the proposed Borrowing consisting of an EURIBOR Advance or (y) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing consisting of a Term SOFR Advance, by the Borrower to the Administrative Agent which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B hereto, specifying therein the requested:
(i)date of such Borrowing,
(ii)Type of Advances,
(iii)aggregate amount of such Borrowing, and
(iv)the initial Interest Period for each such Advance.
(b)Funding Advances. Each Lender shall, before 2:00 P.M. (London time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After receipt of such funds by the Administrative Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Borrowing.
(c)Irrevocable Notice. Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. The Borrower requesting a Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 P.M. (London time) on the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at:

(i)in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and
(ii)in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount.
If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
2.4Repayment of Advances; Term-Out Option.
(a)Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the applicable Termination Date the unpaid principal amount of the Advances then outstanding.
(b)The Borrower may elect to convert Advances outstanding on the Maturity Date into a term loan (the “Term-Out Option”) maturing on the first anniversary of the Maturity Date (the “Term Loan Maturity Date”); provided that (i) the Borrower notifies the Administrative Agent of its election not less than 5 days prior to the Maturity Date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) on or prior to the Maturity Date, the Borrower (A) pays to the Administrative Agent, for the pro rata account of the Lenders, an extension fee in the amount of 0.25% of the principal amount of the Advances outstanding on the Maturity Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of the Borrower’s Board of Directors approving the exercise of the Term-Out Option.
2.5Interest on Advances. Subject to Section 2.7, each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)EURIBOR Advances. During such periods as such Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) EURIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such EURIBOR Advance shall be paid in full.
(b)~~LIBOR~~Term SOFR Advances. During such periods as such Advance is a ~~LIBOR~~Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) ~~LIBOR~~Adjusted Term SOFR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such ~~LIBOR~~Term SOFR Advance shall be paid in full.
2.6Absence of Interest Period for Advances. If any Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower and the Lenders and the Interest Period for such Advances will automatically, on the last day of the then existing Interest Period therefor, be one month.
2.7Interest Rate Determination for Advances. (a) Methods to Determine EURIBOR and ~~LIBOR~~Term SOFR. The Administrative Agent shall determine EURIBOR and ~~LIBOR~~Term SOFR by using the methods described in the definition of the terms “EURIBOR” and “~~LIBOR~~Term SOFR,” respectively, and shall give prompt notice to the Borrower and the Lenders of each such EURIBOR or ~~LIBOR~~Term SOFR.
(b)    ~~If~~Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.7, if prior to the commencement of any Interest Period for a Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining ~~LIBOR~~Adjusted Term SOFR or EURIBOR, for such Interest Period (including, in the case of EURIBOR, because the Screen Rate is not available or published on a current basis), provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that ~~LIBOR~~Adjusted Term SOFR or EURIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders in writing by facsimile or email as promptly as practicable thereafter and requesting that, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Borrowing regarding any affected ~~LIBOR~~Term SOFR Advance or EURIBOR Advance to be continued shall (1) if denominated in Dollars, be continued at a rate of interest calculated pursuant to Section 2.7(h), or (2) otherwise, be repaid on the last day of the ~~then current~~then-current Interest Period applicable thereto and (B) any Borrowing request for an affected ~~LIBOR Advance~~Term SOFR or EURIBOR Advance shall (1) if denominated in Dollars, be deemed a request for a Borrowing at a rate of interest calculated pursuant to Section 2.7(h), or (2) otherwise, be ineffective, provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.
(c)    Benchmark Replacement. (i) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the ~~then- current~~then-current Benchmark, then (~~A~~x) if a Benchmark Replacement is determined in accordance with clause (a) ~~or~~of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of ~~such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (B) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of~~ any Benchmark setting at or after ~~5:00 p.m~~5:00 P.M. (New York City time) on the fifth ~~(5th)~~ Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
~~(ii) Notwithstanding anything to the contrary herein and subject to the proviso below in this clause (ii), solely with respect to Advances denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current~~

~~Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and PMI a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

(ii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, PMI or any Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until PMI or such Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, PMI or such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to an Advance whose rate of interest is calculated pursuant to Section 2.7(h), mutatis mutandis.
(d)    Benchmark Replacement Conforming Changes. In connection with the implementation ~~of a~~and administration of any Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(e)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify PMI and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related~~ and its Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, PMI or any Lender (or group of Lenders) pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.7. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.7 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes.

(f)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR ~~or LIBOR~~) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or ~~non- representative~~non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Benchmark Unavailability Period. Upon PMI’s receipt of notice of the commencement of a Benchmark Unavailability Period, during such Benchmark Unavailability Period (i) the Borrower may revoke any request for an Advance or continuation of any Advance to be made or continued or if denominated in Dollars, request that an Advance be continued at a rate of interest calculated pursuant to Section 2.7(h) and (ii) the obligations of the Lenders to make additional Advances shall be suspended during any Benchmark Unavailability Period.
(h)    Market Disruption. If the applicable Benchmark is unavailable, provided that no Benchmark Transition Event has occurred, or the Lenders owed or required to lend at least 50.1% of the aggregate principal amount of Advances notify the Administrative Agent that EURIBOR or ~~LIBOR~~Adjusted Term SOFR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Advances for such Interest Period (each, a “Market Disruption Event”), then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Administrative Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select.

(i)    If a Market Disruption Event occurs and the Administrative Agent or the applicable Borrower so requires:
(i)    the Administrative Agent, PMI and such Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on a substitute basis for determining the interest rate; and
(ii)    any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders, PMI and such Borrower, be binding on all such parties hereto.
(j) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with PMI, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent will promptly notify PMI and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.8Fees. (a) Commitment Fee. PMI agrees to pay to the Administrative Agent for the account of each Lender, 0.040% per annum on the aggregate amount of the unused portion of such Lender’s Commitment from the date hereof in the case of each Lender that is an Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, in each case payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date; provided, however, that no such fee shall be payable following the effectiveness of the Term-Out Option.
(b)Utilization Fee. PMI agrees to pay the Administrative Agent for the account of each Lender an amount equal to (x) 0.100% per annum on the aggregate principal amount of all Advances outstanding with respect to each day on which the aggregate principal amount of all Advances outstanding exceeds 33 1/3% of total Commitments or (y) 0.200% per annum on the aggregate principal amount of all Advances outstanding with respect to each day on which the aggregate principal amount of all Advances outstanding exceeds 66 2/3% of total Commitments, payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date, to the extent applicable; provided, however, that no such fee shall be payable following the effectiveness of the Term-Out Option.

(c)Agent’s Fees. PMI shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between PMI and the Administrative Agent.
2.9Optional Termination or Reduction of the Commitments. PMI shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and shall be ratable among the Lenders affected thereby in accordance with their Commitments.
2.10Prepayments of Advances. (a) Optional Prepayments. Each Borrower may, upon notice at least two U.S. Government Securities Business Days prior to the date of such prepayment, in the case of Term SOFR Advances, or upon at least three Business Days’ notice prior to the date of such prepayment, in the case of EURIBOR Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €50,000,000 or $50,000,000, as the case may be, or the remaining balance if less than €50,000,000 or $50,000,000.
(b)Mandatory Prepayments. (i) If the Administrative Agent notifies PMI that, on any interest payment date, the sum of (A) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of the Advances denominated in Euro plus (B) the aggregate principal amount of all Advances denominated in Dollars then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, PMI and each other Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by such Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.
(ii)The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders. Prepayments under this Section 2.10(b) shall be allocated to Advances comprising part of the same Borrowing selected by the applicable Borrower, ratably among the Lenders.
(c)Each prepayment made pursuant to this Section 2.10 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.4(b).
2.11Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error; and, provided, further, that (A) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented, but only if any such requests, rules, guidelines, requirements or directions are generally applicable to (and for which reimbursement is generally being sought by the applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower, but no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

(b)Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time PMI shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error.

Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

2.12Illegality. Notwithstanding any other provision of this Agreement, if (a) any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances or (b) any Lender notifies PMI and the Administrative Agent that it is unlawful for such Lender or its Applicable Lending Office to make Advances or to fund or maintain Advances to a Designated Subsidiary due to the jurisdiction of organization of such Designated Subsidiary, then, in each case, the obligation of such Lender to make such Advances shall be suspended until the Administrative Agent shall notify PMI and the Lenders that the circumstances causing such suspension no longer exist and the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) to make or fund Advances to a different Borrower designated by PMI if the making of such designation would allow such Lender to continue to perform its obligations to make Advances or to continue to fund or maintain Advances.
2.13Payments and Computations. (a) Time and Distribution of Payments. PMI and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (London time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment or utilization fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.7, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)Computation of Interest and Fees. All computations of interest and commitment and utilization fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment or utilization fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or utilization fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the cost of funds incurred by the Administrative Agent in respect of such amount.
(e)Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.5 or Section 2.1, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.
2.14Taxes. (a) Any and all payments by each Borrower and PMI hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be)~~,~~  is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than any connection arising from the execution, enforcement, delivery and performance of this Agreement or a Note) between such Lender or the Administrative Agent (as the case may be) and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to the Administrative Agent and (v) in the case of each Lender and the Administrative Agent, any withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”).

(b)If any Borrower or PMI shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be)~~,~~  receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or PMI shall make such deductions and (iii) such Borrower or PMI shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If clause (i) of this Section 2.14(b) is unenforceable for any reason in respect of any Borrower, then:
(A)for each period during which a deduction or withholding for or on account of any Taxes is required to be made by the Borrower with respect to the payment of interest under this Agreement (the “Tax Deduction”), in lieu of application of clause (i) of this Section 2.14(b), the rate of interest on the Advances as set out in Section 2.5 shall be the percentage rate per annum which is the aggregate of the applicable:
(i)Applicable Interest Rate Margin, and
(ii)EURIBOR or ~~LIBOR~~Adjusted Term SOFR, as applicable,
divided by a factor equal to one (1) minus the amount of the Tax Deduction expressed as a multiplier (i.e., ten (10) percent will be expressed as 0.10 and not as 10%); and
(B)all references to a rate of interest under Section 2.5 shall be construed thereafter as adjusted in accordance with this Section 2.14(b).
(c)In addition, each Borrower or PMI shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(d)Each Borrower and PMI shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.
(e)Within 30 days after the date of any payment of Taxes to a governmental authority, each Borrower and PMI shall furnish to the Administrative Agent at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment. If any Borrower or PMI determines that no Taxes are payable in respect ~~thereof~~of any payment hereunder, such Borrower or PMI shall, at the request of the Administrative Agent, furnish or cause the payor to furnish~~,~~ to the Administrative Agent and each Lender an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. Each Lender shall severally indemnify the Administrative Agent for (i) any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto attributable to such Lender (but only to the extent the Borrower has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Borrower to do so) and (ii) any taxes, levies, imposts, deductions, charges or withholdings attributable to such Lender’s failure to comply with the provisions of Section 9.7(e) relating to the maintenance of a Participant Register that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, deductions, charges, withholdings or liabilities were correctly or legally imposed or asserted by the relevant governmental authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes, levies, imposts, deductions, charges, withholdings or liabilities so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide the Administrative Agent, PMI and each other Borrower with any form or certificate that is required by any taxing authority (including, if applicable, two executed copies of Internal Revenue Service Form W-9, W- 8BEN-E (or W-8BEN, if applicable), W-8ECI or W-8IMY (together with any underlying attachments), as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by any Borrower, PMI or the Administrative Agent. Unless the Borrowers, PMI and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrowers, PMI or Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(g)Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.
(h)(i) Subject to clause (iii) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party to this Agreement:
(A)confirm for the requesting party whether it is or is not a FATCA Exempt Party; and
(B)supply to the requesting party such forms, documentation and other information relating to its status under FATCA as such requesting party reasonably requests for the purposes of its compliance with any other law, regulation or exchange of information regime;
(ii)If a party to this Agreement confirms to a requesting party to this Agreement pursuant to clause (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify the requesting party thereof reasonably promptly;

(iii)Clause (i) above shall not oblige any Finance Party to do anything, and clause (i)(B) above shall not oblige any other party to do anything, which would or might, in its reasonable opinion, constitute a breach of any (x) law or regulation, (y) fiduciary duty, or (z) duty of confidentiality.

(iv)If a party to this Agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause (i) above (including, for the avoidance of doubt, where clause (iii) above applies), then such party shall be treated for the purposes of this

Agreement as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(v)(A)    Each party to this Agreement may make any FATCA Deduction and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(B)Each Finance Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify PMI and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.
Solely for purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)No additional amounts will be payable pursuant to this Section 2.14 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.14(f); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of PMI.
(j)No additional amounts will be payable pursuant to this Section 2.14 with respect to any taxes imposed by the United States by means of withholding tax on payments made by any Borrower to any Lender’s Applicable Lending Office or to the Administrative Agent, even if such taxes are imposed as a result of the treatment of payments made by a Borrower that is not organized under the laws of the United States as having been made by a United States person for United States federal income tax purposes, including as a result of an election made to treat such Borrower as a disregarded entity for United States federal income tax purposes (regardless of whether such election was made after such Borrower became a Borrower under this Agreement), if and to the extent such taxes were in effect and would have been applicable as of the date hereof to payments to be made by a United States person to such Lender’s Applicable Lending Office or to the Administrative Agent (as the case may be).
(k)If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be,

(and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by ~~the~~such Borrower pursuant to this Section 2.14.

(l)(i)    All amounts expressed to be payable under this Agreement by any party to any Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under this Agreement and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party under this Agreement).
(ii)If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under ~~a~~ this Agreement, and any party other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where this Agreement requires any party to reimburse or indemnify a Finance Party for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such

Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)Any reference in this clause (l) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994).
(v)In relation to any supply made by a Finance Party to any party under this Agreement, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
2.15Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Sections 2.11, 2.14 or 9.4(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided further, that, so long as the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with the other Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
2.16Evidence of Debt. (a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:
(i)the date, amount and Facility of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto;
(ii)the terms of each Assignment and Acceptance delivered to and accepted by it;
(iii)the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and
(iv)the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.
(c)Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.16(b), and by each Lender in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
2.17Defaulting Lenders. Notwithstanding any other provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of such Defaulting Lender’s Commitment pursuant to Section 2.8(a);
(b)the Defaulting Lender’s Commitment shall not be included in determining whether all Lenders or the Required Lenders have taken or may take action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and provided further that in the event that a Lender is a Defaulting Lender solely as the result of a failure to fund pursuant to clause (a) of the definition of the term “Defaulting Lender” and such failure to fund is the subject of a good faith dispute, any waiver, amendment or modification pursuant to Section 9.1(b) or

9.1(d) affecting such Defaulting Lender shall require the consent of such Defaulting Lender; and

(c)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15 shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing hereunder by such Defaulting Lender to Citibank UK, as Administrative Agent, (ii) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Citibank UK, as Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
In the event that Citibank UK, as Administrative Agent, and PMI both agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall (i) purchase at par such portion of the Advances of the other Lenders as Citibank UK, as Administrative Agent, shall determine may be necessary in order for such Lender to hold such Advances ratably in accordance with its respective Commitment and (ii) cease to be a Defaulting Lender.
2.18Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PMI and its Subsidiaries. Neither the Administrative Agent nor any Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
2.19Extension Option.
(a)The Borrower may request an extension of the Maturity Date for an additional 364-day period (the “Extended Maturity Date”); provided that (i) the Borrower (A) provides written notice requesting the extension to the Administrative Agent not less than 25 days nor more than 60 days prior to the Maturity Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of the Borrower’s Board of Directors approving the Extended Maturity Date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) the Borrower has not exercised the Term-Out Option. The Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 10 Business Days of such notice to the Administrative Agent. The Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.19 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by the Required Lenders.

(b)If any Lender rejects, or is deemed to have rejected, the Borrower’s request to extend its Commitment (each, a “Non-Extending Lender”), (i) this Agreement shall terminate on the Maturity Date with respect to such Non-Extending Lender (provided that such Non-Extending Lender’s rights under Sections 2.11, 2.14 and 9.4 and obligations under Section 9.12 shall survive the Maturity Date as to matters occurring prior to such date), (ii) the Borrower shall pay to such Lender on the Maturity Date any amounts due and payable hereunder to such Lender on such date and (iii) the Borrower may, if it so elects, designate a Person to become a Lender after consultation with the Administrative Agent, or agree with an existing Lender that such Lender’s Commitment shall be increased, (each, an “Assuming Lender”), in each case to assume, effective as of the Maturity Date, any Non-Extending Lenders’ Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Commitments, without recourse to or warranty by, or expense to such Non-Extending Lenders; provided that any such designation or agreement may not increase the aggregate amount of the Commitments under this Facility. The assumptions provided for in this Section 2.19(b) shall be subject to the conditions that:
(i)the Assuming Lenders shall have paid to the Non-Extending Lenders (A) the aggregate principal amount of, and any interest and fees accrued and unpaid to but excluding the Maturity Date on, the outstanding Advances, if any, of the Non-Extending Lenders under their respective Commitments being assumed;
(ii)all additional cost, reimbursements, expense reimbursements and indemnities due and payable to the Non-Extending Lenders in respect of such Commitments shall have been paid by the Borrower; and
(iii)with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.7(a) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Borrower);
On or prior to the Maturity Date, (A) each Assuming Lender that is not an existing Lender shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance or such other agreement acceptable to the Borrower and the Administrative Agent and (B) any existing Lender assuming any Commitments shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the Extension Agreement pursuant to Section 2.19(a), the payment of all amounts referred to in clauses (i) through (iii) above, and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations with respect to Assuming Lenders that are not existing Lenders, the Assuming Lenders, as of the Maturity Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.

3.CONDITIONS TO EFFECTIVENESS AND LENDING
3.1.Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)PMI shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.
(b)On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of PMI, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and
(ii)no event has occurred and is continuing that constitutes a Default or Event of Default.
(c)The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
(i)Certified copies of the resolutions of the Board of Directors of PMI approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(ii)A certificate of the Secretary or an Assistant Secretary of PMI certifying the names and true signatures of the officers of PMI authorized to sign this Agreement and the other documents to be delivered hereunder.
(iii)Favorable opinions of counsel (which may be in-house counsel) for PMI, substantially in the form of Exhibits E-1 and E-2 hereto.
(iv)A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, substantially in the form of Exhibit G hereto.
(v)A certificate of the chief financial officer or treasurer of PMI certifying that as of 31 December 2012 (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.2(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt included in clause (A) of this subsection (v), payment of which is secured by any Lien referred to in clause (iv) of Section 5.2(a), does not exceed $200,000,000.

(d)PMI shall have paid all accrued fees and reasonable expenses of the Administrative Agent and the Lenders with respect to this Agreement for which the Administrative Agent shall have made reasonable demand in accordance with Section 9.4(a) on or prior to the Effective Date.
(e)This Agreement shall have been executed by PMI and Citibank UK, as Administrative Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.
The Administrative Agent shall notify PMI and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.1. For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that PMI, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.
3.2.Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.8 is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent, and dated such date, and in sufficient copies for each Lender:
(a)Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(b)A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Agreement and the other documents to be delivered hereunder.
(c)A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver the Designation Agreement and to perform its obligations hereunder.
(d)The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(e)A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.
(f)Such other approvals, opinions or documents as any Lender, through the Administrative Agent may reasonably request, including, without limitation, information required in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.
3.3.Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall be a representation by such Borrower or by PMI, as the case may be, that:
(a)the representations and warranties contained in Section 4.1 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
(b)after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and
(c)if such Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of such Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b), the statement in (b) above shall also be true on a pro forma basis as if such transaction or purchase shall have been completed.
4.REPRESENTATIONS AND WARRANTIES
4.1.Representations and Warranties of PMI. PMI represents and warrants as follows:
(a)It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.
(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.
(d)This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(e)As reported in PMI’s Form 8-K filed 7 February 2013, the consolidated balance sheets of PMI and its Subsidiaries as of 31 December 2012 and the consolidated statements of earnings of PMI and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of PMI and its Subsidiaries as at such date and the consolidated results of the operations of PMI and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in PMI’s Form 8-K filed 7 February 2013, and in any Current Report on Form 8-K filed subsequent to 31 December 2012, but prior to 12 February 2013, since 31 December 2012 there has been no material adverse change in such position or operations.
(f)There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”), (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in PMI’s Form 8-K filed 7 February 2013, any Current Report on Form 8-K filed subsequent to 31 December 2012, but prior to 12 February 2013 and, with respect to Proceedings commenced after the date of such filing but prior to 12 February 2013, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of PMI and its Subsidiaries taken as a whole.
(g)It owns directly or indirectly 100% of the capital stock of each other Borrower.
(h)None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit”

within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

(i)Neither PMI nor any Borrower (i) is a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by The Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; or (ii) is (x) an agency of the government of a country, (y) an organization controlled by a country, or (z) a person resident in a country that is subject to a sanctions program identified on the list maintained by the OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Neither PMI nor any Borrower will use the proceeds of the Advances to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person. The use of the proceeds of the Advances will not violate Anti-Corruption Laws or applicable Sanctions.
5.COVENANTS OF PMI
5.1.Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will:
(a)Compliance with Laws, Etc. (i) Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and Anti-Corruption Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of PMI and its Subsidiaries taken as a whole, and (ii) maintain in effect and enforce policies and procedures designed to ensure, in its reasonable judgment, compliance in all material respects by PMI, the Borrowers, the Major Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)Intentionally Omitted.
(c)Reporting Requirements. Furnish to the Lenders or make available on the internet at www.pmi.com (or any successor or replacement website thereof), if such website includes an option to subscribe to a free service alerting subscribers by e-mail of new U.S. Securities and Exchange Commission filings, if available, or by similar electronic means:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of PMI, an unaudited interim condensed consolidated balance sheet of PMI and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of PMI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of PMI;

(ii)as soon as available and in any event within 100 days after the end of each fiscal year of PMI, a copy of the consolidated financial statements for such year for PMI and its Subsidiaries audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms); and
(iii)all reports which PMI sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the U.S. Securities and Exchange Commission) which PMI files with the Securities and Exchange Commission;
(iv)as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of PMI setting forth details of such Event of Default or Default and the action which PMI has taken and proposes to take with respect thereto;
(v)Intentionally Omitted;
(vi)such other historical information respecting the condition or operations, financial or otherwise, of PMI or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.
5.2.Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will not:
(a)Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:
(i)Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii)Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);
(iii)Liens existing on the date hereof securing Debt;
(iv)Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;
(v)Liens existing on property of any Person acquired by PMI or any Major Subsidiary;
(vi)Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;
(vii)Liens upon or with respect to Margin Stock;
(viii)Liens in favor of PMI or any Major Subsidiary;
(ix)precautionary Liens provided by PMI or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by PMI or such Major Subsidiary which transaction is determined by the Board of Directors of PMI or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or
(x)any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.
(b)Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which PMI is a party, the surviving corporation is PMI or was a Subsidiary of PMI immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving PMI or any other Borrower shall assume all of PMI’s or such Borrower’s obligations under this Agreement (including without limitation with respect to PMI’s obligations, the covenants set forth in Article 5) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.
6.EVENTS OF DEFAULT
6.1.Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)Any Borrower or PMI shall fail to pay any principal of any Advance when the same becomes due and payable, or any Borrower shall fail to pay interest on any Advance, or PMI shall fail to pay any fees payable under Section 2.4(b) or Section 2.8, within ten days after the same becomes due and payable; or
(b)Any representation or warranty made or deemed to have been made by any Borrower or PMI herein or by any Borrower or PMI (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or
(c)Any Borrower or PMI shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.2(b), (ii) any term, covenant or agreement contained in Section 5.2(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to PMI by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to PMI by the Administrative Agent or any Lender; or
(d)Any Borrower or PMI or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or PMI or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or PMI or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or
(e)Any Borrower or PMI or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or PMI or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of PMI and its Subsidiaries taken as a whole) shall occur; or any Borrower or PMI or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or PMI or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) PMI, such Borrower or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of PMI, such Borrower or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or
(g)Any Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.1(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or
(h)So long as any Subsidiary of PMI is a Designated Subsidiary, the Guaranty provided by PMI under Article 8 hereof shall for any reason cease to be valid and binding on PMI or PMI shall so state in writing.
6.2.Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to PMI and the Borrowers:
(a)declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and
(b)declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
7.THE ADMINISTRATIVE AGENT
7.1.Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by PMI or any Borrower as required by the terms of this Agreement or at the request of PMI or such Borrower, and any notice provided pursuant to Section 5.1(c)(iv). Citibank UK, as Administrative Agent, may execute any of its duties under this Agreement by or through its affiliate, or any one or more sub-agents appointed by the Administrative Agent and their respective directors, officers, employees, agents and advisors; provided that any such affiliate or sub-agent is an affiliate of Citibank UK.
7.2.Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not be subject to any fiduciary or implied duties, regardless of whether a Default has occurred and is continuing. The Administrative Agent shall be deemed not to have knowledge of any default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. Without limitation of the generality of the foregoing, the Administrative Agent:
(a)may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.7;

(b)may consult with legal counsel (including counsel for PMI or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(c)makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;
(d)shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of PMI or any Borrower or to inspect the property (including the books and records) of PMI or such Borrower;
(e)shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(f)shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
7.3.Citibank UK and Affiliates. Citibank UK and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, PMI, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of PMI, any Borrower or any such Subsidiary, all as if Citibank UK was not the Administrative Agent and without any duty to account therefor to the Lenders.
7.4.Lender Credit Decision.
(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Mandated Lead Arranger and Bookrunner, or any other Lender and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Mandated Lead Arranger and Bookrunner, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
(b)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.4 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 7.4(b) shall be conclusive, absent manifest error.

(c)Without limiting Section 7.4(b), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of Section 7.4(c)(x) or Section 7.4(c)(y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of Section 7.4(c)(z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in Section 7.4(c)(x), Section 7.4(c)(y) and Section 7.4(c)(z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.4(c).
(d)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement and any document related hereto, or otherwise payable or distributable by the Administrative Agent to such Lender under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 7.4(b).
(e)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 7.4(b), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with PMI and any Borrower) deemed to execute and deliver an Assignment and Acceptance, and such Lender shall deliver any Notes evidencing such Advances to PMI, any Borrower or the Administrative Agent (but the failure of such Lender to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (D) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment and will provide PMI written notice of such assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 9.7, the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its respective behalf). In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under this Agreement with respect to each Erroneous Payment Return Deficiency Assignment.
The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by PMI or any Borrower; except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from PMI or any Borrower for the purpose of making the payment of such Obligations, provided that this Section 7.4 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of PMI or any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under Section 7.4(b) through (f) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement.
7.5.Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by PMI or the Borrowers), from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by PMI or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. For purposes of this Section 7.5, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective aggregate Commitments at such time.

7.6.Successor Agents. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and PMI and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if the Administrative Agent is resigning, the retiring Administrative Agent’s resignation shall nevertheless become effective upon such 30 days’ notice and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.
(b)The Administrative Agent shall resign in accordance with clause (a) above (and, to the extent applicable, shall use reasonable endeavors to appoint a successor Administrative Agent pursuant to clause (a) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Administrative Agent under the Agreement, either:

(i)the Administrative Agent fails to respond to a request under Section 2.14(h) or a Lender reasonably believes that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Administrative Agent pursuant to Section 2.14(h) indicates that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Administrative Agent notifies PMI and the Lenders that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and, in each case, PMI or a Lender reasonably believes that a party will be required to make a FATCA Deduction that would not be required if the Administrative Agent were a FATCA Exempt Party, and PMI or such Lender, by notice to the Administrative Agent, requires it to resign.
7.7.Mandated Lead Arrangers and Bookrunners. Certain entities have been designated as Mandated Lead Arrangers and Bookrunners in connection with this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.
8.GUARANTY
8.1.Guaranty. PMI hereby unconditionally and irrevocably guarantees (the undertaking of PMI contained in this Article 8 being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.
8.2.Guaranty Absolute. PMI guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of PMI under this Guaranty shall be absolute and unconditional irrespective of:
(a)any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or
(d)any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or PMI.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.
8.3.Waivers. (a) PMI hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.
(b)PMI hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of PMI’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to PMI in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. PMI acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.3(b) is knowingly made in contemplation of such benefits.
8.4.Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon PMI, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

9.MISCELLANEOUS
9.1.Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or PMI therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.1 and 3.2, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release PMI from any of its obligations under Article 8 or (g) amend this Section 9.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Advance.
9.2.Notices, Etc. (a) Addresses. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied, emailed, or delivered, as follows:
if to any Borrower or to PMI, as guarantor:
Philip Morris International Inc.
120 Park Avenue
New York, New York 10017 USA
Attention: Vice President, Associate General Counsel & Corporate Secretary
~~Fax number: 917-663-5372~~
~~Email: Jerry.Whitson@pmi.com~~
and
Philip Morris ~~International Management~~Products S.A.
Avenue de Rhodanie 50
1001 Lausanne
Switzerland
Attention: ~~Treasurer~~ Vice President Treasury and Corporate Finance
Fax number: +~~41-58-242-4771;~~41-58-242-0101
Email: ~~Marco.Kuepfer~~Frank.DeRooij@pmi.com
and
Philip Morris Finance S.A.
Avenue de Rhodanie 50

1001 Lausanne
Switzerland
Attention: Director Treasury
Fax number: +~~41-58-242-4771;~~41-58-242-0101
Email: ~~John.Jacob~~stephane.paganuzzi@pmi.com
if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule 1 hereto;
if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;
if to Citibank UK, as Administrative Agent:
Citibank Europe PLC, UK Branch
Citigroup Centre
25 Canada Square, 5th floor,
Canary Wharf London E14 5LB
United Kingdom,
Attention: European Loans Agency,
Phone: +44 (0) 20 7508 8949,
~~Fax: +44 (0) 20 7492 3980~~

as to any Borrower, PMI or the Administrative Agent at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to PMI and the Administrative Agent.
(b)Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Administrative Agent. Delivery ~~by~~of a .PDF or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
9.3.No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4.Costs and Expenses. (a) Administrative Agent; Enforcement. PMI agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.
(b)Prepayment of Advances. If any payment of principal of Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.10, acceleration of the maturity of the Advances pursuant to Section 6.2, an assignment made as a result of a demand by PMI pursuant to Section 9.7(a) or for any other reason, PMI shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or PMI hereunder, the agreements and obligations of each Borrower and PMI contained in Section 2.3(c), 2.11, 2.14, and this Section 9.4(b) shall survive the payment in full of principal and interest hereunder.
(c)Indemnification. Each Borrower and PMI jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or PMI’s entering into this Agreement, or to any actions or omissions of any Borrower or PMI, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by PMI or any Borrower or any other Person; provided, however, that neither any Borrower nor PMI shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. No party to this Agreement shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility.

9.5.Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.2 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of PMI or any Borrower against any and all of the obligations of any Borrower or PMI now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or PMI, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.
9.6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of PMI, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither any Borrower nor PMI shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
9.7.Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by PMI upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), subject to the following:
(i)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under the Facility under this Agreement;
(ii)the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (subject, in each case, to reduction at the sole discretion of PMI) and shall be an integral multiple of $1,000,000;

(iii)each such assignment shall be to an Eligible Assignee;
(iv)each such assignment made as a result of a demand by PMI pursuant to this Section 9.7(a) shall be arranged by PMI after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;
(v)no Lender shall be obligated to make any such assignment as a result of a demand by PMI pursuant to this Section 9.7(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and
(vi)the parties to each such assignment shall execute and the assigning Lender shall, not less than five Business Days prior to the effectiveness of any Assignment and Acceptance, deliver to the Administrative Agent which shall give prompt notice thereof to PMI by facsimile, for the Administrative Agent’s acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,000; provided that, if such assignment is made as a result of a demand by PMI under this Section 9.7(a), PMI shall pay or cause to be paid such $2,000 fee.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.4) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.
(b)Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to PMI.
(d)Register. The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and PMI, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by PMI or any Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)Sale of Participation. Each Lender may sell participations to one or more Qualifying Banks in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:
(i)such Lender’s obligations under this Agreement (including, without limitation, its Commitment to PMI hereunder) shall remain unchanged,
(ii)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii)PMI, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and
(iv)no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or PMI therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to PMI or any Borrower furnished to such Lender by or on behalf of PMI or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to PMI received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit H.
(g)Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or any other central bank in accordance with Regulation A.

9.8.Designated Subsidiaries. (a) Designation. PMI may at any time, and from time to time, by delivery to the Administrative Agent of a Designation Agreement duly executed by PMI and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by PMI and the identity of the respective Subsidiary.
(b)Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, and only upon its receipt of a request therefor from PMI). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by PMI pursuant to Section 9.8(a).
9.9.Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
9.10.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
9.11.Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Each Borrower (other than PMI) hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such Federal court may be made upon PMI at 120 Park Avenue, New York, NY 10017, Attention: Secretary, or such other address in the United States as notified to the Administrative Agent from time to time (the “Process Agent”), and each Designated

Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)PMI as Process Agent. PMI hereby accepts its appointment as Process Agent and agrees that (i) it will maintain an office in New York, New York, or such other address in the United States as notified to the Administrative Agent from time to time, through the Termination Date and will give the Administrative Agent prompt notice of any change of its address, (ii) it will perform its duties as Process Agent to receive on behalf of each Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (iii) it will forward forthwith to each Designated Subsidiary at its then current address copies of any summons, complaint and other process which PMI receives in connection with its appointment as Process Agent.
(c)Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably agrees that, to the extent that it now has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by any of the parties hereto or their successors or assigns, including without limitation immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution or enforcement of a judgment and immunity of any of its property from attachment prior to any entry of judgment, it hereby expressly and irrevocably waives and agrees not to assert any such immunity and such waiver shall be irrevocable and not subject to withdrawal in any jurisdiction, including without limitation under the Foreign Sovereign Immunities Act of 1976. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS.

9.12.Confidentiality. Neither the Administrative Agent, nor any Lender shall disclose any confidential information relating to PMI or any Borrower to any other Person without the consent of PMI, other than (a) to the Administrative Agent’s or such Lender’s affiliates, branches and representative offices in any jurisdiction and their officers, directors, employees, agents, advisors, auditors, insurers and, as contemplated by Section 9.7(f), actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, and (d) to any rating agency that provides ratings of such Lender or its affiliates.
9.13.Integration. This Agreement and the Notes represent the agreement of PMI, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, PMI, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.8(c) and 9.4(a) and except for Confidentiality Agreements entered into by each Lender in connection with this Agreement.
9.14.USA Patriot Act Notice, Etc. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or any similar “know your customer” or other similar checks under all applicable laws and regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.
9.15.Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into Euro, or to convert a sum due hereunder in Euro into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Equivalent thereof on the Business Day preceding that on which final judgment is given.
The obligation of any Borrower in respect of any sum due from it in Euro or Dollars (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the

Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

9.16.Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is subject to the Write-Down and Conversion Powers of any Resolution Authority under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

[Signature pages omitted]